Exhibit 99.2

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Condensed Combined Financial Statements as of June 30, 2014 and

for the Six Months Ended June 30, 2014 and 2013

(Unaudited)

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Index to Condensed Combined Financial Statements

(Unaudited)

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Condensed Combined Balance Sheet

(Unaudited)

(in millions)	June 30, 2014	December 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$—	$—
Receivables, net	148	150
Programming receivables	9	14
Other current assets	11	9
Total current assets	168	173
Property and equipment, net	1,926	1,944
Franchise rights	5,561	5,561
Goodwill	1,241	1,241
Other intangible assets, net	75	78
Other noncurrent assets	2	2
Total assets	$8,973	$8,999
Liabilities and Parent Company net investment
Current Liabilities:
Accounts payable and accrued expenses related to trade creditors	$272	$283
Accrued payroll and employee benefits	45	41
Subscriber advance payments	18	18
Accrued expenses and other current liabilities	44	37
Total current liabilities	379	379
Deferred income taxes	2,836	2,842
Other noncurrent liabilities	57	54
Commitments and contingencies (See Note 4)
Parent Company net investment	5,701	5,724
Total liabilities and Parent Company net investment	$8,973	$8,999

See accompanying notes to condensed combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Condensed Combined Statement of Income

(Unaudited)

Six months ended June 30 (in millions)	2014	2013
Revenue	$2,299	$2,224
Costs and Expenses:
Programming	517	483
Other operating and administrative	733	711
Advertising, marketing and promotion	169	165
Share asset usage charge	63	62
Depreciation	258	260
Amortization	10	20
	1,750	1,701
Income before income taxes	549	523
Income tax expense	(215)	(205)
Net income	$334	$318

See accompanying notes to condensed combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Condensed Combined Statement of Cash Flows

(Unaudited)

Six months ended June 30 (in millions)	2014	2013
Operating Activities
Net income	$334	$318
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	268	280
Shared asset usage charge	63	62
Share-based compensation	3	3
Deferred income taxes	(6)	3
Changes in operating assets and liabilities:
Change in receivables, net	2	(5)
Change in accounts payable and accrued expenses related to trade creditors	(21)	19
Change in other operating assets and liabilities	18	8
Net cash provided by operating activities	661	688
Investing Activities
Capital expenditures	(221)	(204)
Cash paid for intangible assets	(7)	(6)
Net cash used in investing activities	(228)	(210)
Financing Activities
Change in Parent Company net investment	(433)	(478)
Net cash used in financing activities	(433)	(478)
Increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	$—

See accompanying notes to condensed combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Condensed Combined Statement of Changes in Parent Company Net Investment

(Unaudited)

(in millions)	Parent Company Net Investment
Balance, January 1, 2013	$5,753
Transactions with Parent Company, net	(409)
Net income	318
Balance, June 30, 2013	$5,662
Balance, January 1, 2014	$5,724
Transactions with Parent Company, net	(357)
Net income	334
Balance, June 30, 2014	$5,701

See accompanying notes to condensed combined financial statements.

Comcast Cable Systems to be Contributed to Midwest Cable, Inc.

Notes to Condensed Combined Financial Statements

(Unaudited)

Note 1: Basis of Presentation

Background

On April 25, 2014, Comcast Corporation (“Comcast”) entered into a transactions agreement with Charter Communications, Inc. (“Charter”) to satisfy its undertaking in the merger agreement with Time Warner Cable, Inc. (“TWC”) with respect to the divestiture of subscribers. Among other things, the transactions agreement contemplates a spin-off of cable systems serving approximately 2.5 million existing Comcast video subscribers into Midwest Cable, Inc., a newly formed entity and currently a wholly-owned subsidiary of Comcast (“Midwest Cable,” “SpinCo,” “we,” “us,” “our”). Midwest Cable, LLC was formed in the state of Delaware as a limited liability company in May 2014 and converted to Midwest Cable, Inc., a Delaware corporation, in September 2014.

Following the closing date of the Comcast/TWC merger, Comcast will distribute all of the shares of our common stock on a pro rata basis to holders of Comcast Class A common stock, Class A Special common stock and Class B common stock (“Comcast common stock”) as of the record date (the “spin-off”). Immediately prior to the spin-off, Comcast will contribute to us systems currently owned by Comcast serving approximately 2.5 million video subscribers in the Midwestern and Southeastern United States (the “SpinCo systems”), together with the related subscribers, the assets and liabilities primarily related to the SpinCo systems and certain other assets and liabilities, including certain bank debt and/or term loans, a portion of the proceeds of which will have been distributed to Comcast prior to such contribution. In connection with such contribution and prior to the spin-off, we will issue notes and stock to Comcast. The consummation of the spin-off is subject to a number of closing conditions, including, among others, completion of the Comcast/TWC merger, the receipt of certain regulatory approvals, approval by Charter’s stockholders in connection with the SpinCo merger (as described below) and certain conditions relating to the financing for the spin-off.

Following the spin-off, Charter will reorganize such that a new publicly-traded entity, New Charter, will become the parent of Charter. Another newly formed, wholly-owned subsidiary of New Charter will merge with and into us, with us being the surviving entity (the “SpinCo merger”). Upon consummation of the SpinCo merger, we expect to change our legal name to GreatLand Connections Inc. It is intended that the spin-off, together with the related transactions described in the preceding paragraph, will qualify as a tax-free reorganization and a tax-free distribution and that the SpinCo merger will qualify as a tax-free transaction. Following consummation of the SpinCo merger, holders of Comcast common stock (as of the record date) will own approximately 67% of our common stock, New Charter will own the remaining approximately 33% and Comcast will have no remaining interest in us.

We offer a variety of video, high-speed Internet and voice services (“cable services”) over our geographically-aligned cable distribution system to residential and commercial customers located in the Midwestern and Southeastern United States. As of June 30, 2014, we served 2.5 million video customers, 2.3 million high-speed Internet customers and 1.2 million voice customers.

Basis of Presentation

We are currently part of Comcast’s Cable Communications (“Comcast Cable”) reportable segment, and our assets and liabilities consist of those that Comcast considers to be primarily related to the cable systems that comprise our operations. Comcast may also transfer certain other assets or liabilities in connection with the closing of the transactions that are not primarily related to our operations, which are not reflected in our condensed combined balance sheet. Our operations are conducted by various indirect subsidiaries of Comcast. The accompanying condensed combined financial statements have been derived from Comcast’s historical accounting records.

The condensed combined statement of income includes all revenue and expenses directly attributable to our business. Expenses include costs for facilities, functions and services that we use at shared sites and costs for certain functions and services performed by centralized Comcast operations and directly charged to us based on usage. The condensed combined statement of income also includes allocations of costs for administrative functions and services performed on our behalf by other centralized functions within Comcast. These costs were primarily allocated based on the relative proportion of our video customer relationships to total Comcast Cable video customer relationships. All of the allocations and estimates reflected in the condensed combined financial statements are based on assumptions that management believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if we had been operated as a separate entity. Following the spin-off, we will incur costs to replace Comcast support and to allow us to function as an independent, publicly-traded company. In particular, we will be required to obtain new programming arrangements, primarily through Charter, as well as through some direct relationships with programmers. See Note 3 for additional information on our allocations.

We present our operations in one reportable business segment, as management has historically evaluated our performance and allocated resources on a combined basis as a part of Comcast Cable.

We have prepared the condensed combined financial statements based on Securities and Exchange Commission rules that permit reduced disclosure for interim periods. These financial statements include all adjustments that are necessary for a fair presentation of the combined results of operations, financial condition and cash flows for the periods shown, including normal, recurring accruals and other items. The combined results of operations for the interim periods presented are not necessarily indicative of results for the full year.

The year-end condensed combined balance sheet was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles in the United States of America (“GAAP”). For a more complete discussion of our accounting policies and certain other information, refer to our audited combined financial statements included elsewhere in this prospectus.

Note 2: Recent Accounting Pronouncements

Revenue Recognition

In May 2014, the Financial Accounting Standards Board and the International Accounting Standards Board updated the accounting guidance related to revenue recognition. The updated accounting guidance provides a single, contract-based revenue recognition model to help improve financial reporting by providing clearer guidance on when an entity should recognize revenue, and by reducing the number of standards to which entities have to refer. The updated accounting guidance will be effective for us on January 1, 2017, and early adoption is not permitted. The updated accounting guidance allows for either a full retrospective adoption or modified retrospective adoption. We are currently in the process of determining the impact that the updated accounting guidance will have on the combined financial statements and our method of adoption.

Note 3: Related Party Transactions

Shared Asset Usage Charge

We share certain operating and administrative sites with Comcast, such as its national backbone. These shared assets are not included in the condensed combined balance sheet; however, the shared asset usage charge represents the depreciation of these sites that has been allocated to us based on our relative usage of the respective facilities.

Shared Services and Other Allocated Costs

The condensed combined financial statements include transactions involving shared services (including expenses primarily related to personnel, logistics, advertising and marketing, other overhead functions, IT support, and network communications support) and certain corporate administrative services (including charges for services such as accounting matters, investor relations, tax, treasury and cash management, insurance, legal, and risk management) that were provided to us by Comcast. These allocated costs are included in other operating and administrative expenses and advertising, marketing and promotion costs in the condensed combined statement of income, and are presented in the condensed combined balance sheet as a reduction in Parent Company net investment. These costs were primarily allocated based on the relative proportion of our video customer relationships to total Comcast Cable and represent management’s reasonable estimate of the costs incurred. However, these amounts are not necessarily representative of the costs required for us to operate as an independent, publicly-traded company.

Amounts recorded in other operating and administrative expenses for these services during the six months ended June 30, 2014 and 2013 were $102 million and $84 million, respectively. Amounts recorded in advertising, marketing and promotion costs for these services during the six months ended June 30, 2014 and 2013 were $53 million and $47 million, respectively.

Transactions with NBCUniversal and Other Affiliates

We enter into transactions in the ordinary course of our operations, including purchases of programming and purchases and sales of advertising, with NBCUniversal Media, LLC (“NBCUniversal”), a consolidated subsidiary of Comcast, and other affiliates of Comcast. The following tables present transactions with NBCUniversal and its consolidated subsidiaries and other affiliates of Comcast that are included in the condensed combined financial statements.

Condensed Combined Balance Sheet

(in millions)	June 30, 2014	December 31, 2013
Receivables, net	$27	$26
Accounts payable and accrued expenses related to trade creditors	21	25

Condensed Combined Statement of Income

Six months ended June 30 (in millions)	2014	2013
Revenue	$35	$30
Costs and Expenses:
Programming	65	70
Other operating and administrative	4	3
Advertising, marketing and promotion	3	2

Note 4: Commitments and Contingencies

Contingencies

In June 2010, the City of Detroit (the “City”) initiated an action against us in the U.S. District Court for the Eastern District of Michigan in which the City sought a ruling that certain aspects of the Michigan Uniform Video Services Local Franchise Act were unlawful under the Federal Cable Communications Policy Act of 1984 and the Constitution of the State of Michigan. The City also sought declaratory relief as to our applicable cable franchise obligations and monetary relief for our alleged non-compliance. We appealed the U.S. District Court’s ruling on summary judgment in favor of the City to the U.S. Court of Appeals for the Sixth Circuit in July 2013, and in October 2014 we resolved this action through mediation with the City. The effect of the resolution of this action was not material to our combined financial position, results of operations or cash flows.

We are subject to other legal proceedings and claims that arise in the ordinary course of our business. While the amount of ultimate liability with respect to such actions is not expected to materially affect our results of operations, cash flows or financial position, any litigation resulting from any such legal proceedings or claims could be time consuming and injure our reputation.

Note 5: Subsequent Events

We have evaluated all subsequent event activity through October 24, 2014, which is the issue date of these condensed combined financial statements, and concluded that no additional subsequent events have occurred that would require recognition in the condensed combined financial statements or disclosure in the notes to the condensed combined financial statements.